Exhibit 5.1

Stradling Yocca Carlson & Rauth A Professional Corporation 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

April 5, 2023

Oncocyte Corporation

15 Cushing

Irvine, California 92618

Re:	Oncocyte Corporation - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Oncocyte Corporation, a California corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the Company of an aggregate of 45,494,198 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”) pursuant to (i) that certain registration statement on Form S-3 (File No. 333-256650) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on June 8, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the base prospectus included in the Registration Statement dated May 28, 2021 (the “Base Prospectus”), and (iii) the prospectus supplement filed by the Company with the Commission on April 5, 2023 (the “Prospectus Supplement”). You have requested our opinion with respect to certain matters in connection with the Offering.

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Base Prospectus and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the California Corporations Code as in effect on the date hereof, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission as of the date hereof, and further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the offer and sale of the Shares pursuant to the Registration Statement, the Base Prospectus and the Prospectus Supplement, and may only be relied upon by you and by persons entitled by law to rely upon it pursuant to the applicable provisions of the U.S. federal securities laws. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

Stradling Yocca Carlson & Rauth, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.